Exhibit 99.B(d)(5)

M FUND, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

For The

M INTERNATIONAL EQUITY FUND

THIS AGREEMENT made and entered into this 30th day of November 2018, by and between M Financial Investment Advisers, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Adviser”), and Dimensional Fund Advisors LP, a limited partnership organized and existing under the laws of the State of Delaware (the “Sub-Adviser”).

WHEREAS, M Fund, Inc., a Maryland corporation (the “Fund”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is a series fund with a number of portfolios; and

WHEREAS, the Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940 (the “Advisers Act”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund, pursuant to which the Adviser acts as investment adviser to the M International Equity Fund portfolio of the Fund (the “Portfolio”), which is a series of the Fund; and

WHEREAS, the Adviser, with the approval of the Fund, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

WHEREAS, the Sub-Adviser is registered as an investment adviser pursuant to the Advisers Act.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Fund’s Board of Directors (the “Board), the Sub-Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio, including the purchase, retention and disposition of securities and other assets, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                 The Sub-Adviser shall provide supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Articles of Incorporation and Bylaws (as such terms are defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board and will conform to and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code (the “Code”) of 1986 as provided in Section 7(e) of this Agreement, and all other applicable federal and state laws and regulations, as each is amended from time to time.  The Sub-Adviser will have a reasonable time to review and implement any changes to the Prospectus, Fund’s Articles of Incorporation and Bylaws that affect the performance of its duties and obligations under this Agreement.

(c)                                  The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage pursuant to the Sub-Adviser’s relevant brokerage and portfolio management policies and procedures and consistent with applicable law.  In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Portfolio the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including, as applicable, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other accounts over which the Sub-Adviser or an affiliate of the Sub-Adviser may exercise investment discretion.  The Sub-Adviser is authorized, subject to compliance with said Section 28(e), to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Portfolio.  The Sub-Adviser shall certify quarterly to the Fund as to the Sub-Adviser’s compliance with Section 28(e).  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for the Portfolio’s portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Sub-Adviser) to take into account the sale of variable contracts investing through separate accounts in the Fund if the Sub-Adviser believes that the quality of the transactions and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will any Portfolio’s securities be purchased from or sold to the Sub-Adviser, the Adviser, or any affiliated person of either the Fund, the Sub-Adviser or the Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Adviser or Board such periodic and special reports as the Adviser or Board may reasonably request.

The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall also furnish to the Adviser any other information that is required to be filed by the Adviser or the Fund with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC.  The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are the property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor Sub-Adviser upon the termination of this Agreement (or, if there is no successor Sub-Adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide the Portfolio’s custodian on each business day with information relating to all transactions concerning the Portfolio’s assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                   The Sub-Adviser shall cooperate with the Adviser, its representatives, and any third party retained thereby by the Adviser to review, audit, or make copies of the records required to be maintained by the Sub-Adviser hereunder.

(g)                                  The Sub-Adviser will provide reasonable assistance in connection with the determinations of the Adviser or the Fund’s pricing agent, as the case may be, in valuing any portfolio security held by the Fund; provided, such assistance shall be limited to providing pricing recommendations for a security in the form and in the manner that Sub-Adviser provides a recommendation for that security to other funds that it sub-advises that are registered as investment companies under the 1940 Act (h) The Sub-Adviser shall promptly notify the Adviser of any material financial condition affecting the Sub-Adviser that is likely to materially impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

(i)                                     Unless the Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Adviser or otherwise delegated to another party, Sub-Adviser shall vote, or abstain from voting, all proxies with respect to companies whose securities are held in the Portfolio, using its best good faith judgment to vote, or abstain from voting, such proxies in accordance with the Sub-Adviser’s then-current Proxy Voting Policies and Procedures and provided that the relevant proxy materials have been forwarded to the Sub-Adviser in a timely manner by the Fund’s custodian, provided that the Sub-Adviser will follow any written instructions received from the Adviser with respect to voting as to particular issues.  Sub-Adviser shall not be responsible to advise or act for the Adviser or the Fund in any legal proceedings, including any bankruptcy action or class action settlements, relating to the securities or assets currently or previously held or purchased or sold by the Fund; provided, however, that Sub-Adviser, upon request, shall provide Adviser with non-confidential information in Sub-Adviser’s possession with respect to such proceedings.

(j)                                    The Sub-Adviser shall timely provide such information and data as may be reasonably requested by the Adviser regarding the Sub-Adviser’s management of the Portfolio’s assets, including, but not limited to, semiannual written Portfolio manager commentary and analysis, portfolio holdings and positions, and country and industry diversification tables.

(k)                                 The Sub-Adviser shall provide to the Adviser in a timely manner, such information as is needed by the Fund to properly prepare registration statements, proxy statements, and other documents required by SEC rules and regulations, including but not limited to information required by Items 5(a), 14, and 15 of SEC Registration Statement Form N-1A.  The Sub-Adviser shall promptly, but in any event within five business days, inform the Adviser of any material change in such information.

(l)                                     The Sub-Adviser shall furnish the Adviser with any further documents, materials or information that Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

(m)                             To the extent permitted by applicable laws and regulations, Sub-Adviser may, but shall be under no obligation to, aggregate the purchase or sale of securities or futures contracts made for the Portfolio and other client accounts or portfolios managed by the Sub-Adviser or its affiliates. In such event, Sub-Adviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Sub-Adviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients, pursuant to the Sub-Adviser’s relevant policies and procedures.  Adviser acknowledges that in some cases the above-described process for aggregation and allocation may adversely affect the size of the position obtainable for the Fund.

In rendering the services required under this Agreement, Sub-Adviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that, in the case of any such delegation that involves any such entities or persons serving as an “investment adviser” to the Fund within the meaning of the 1940 Act, such delegation must meet the requirements of Sections 15(a) and 15(c) of the 1940 Act and related guidance of the Securities and Exchange Commission and its staff.  Sub-Adviser shall remain liable to Adviser for the performance of Sub-Adviser’s obligations hereunder and for the acts and omission of such other entities or persons, and Adviser shall not be responsible for any fees that any such entities or persons may charge to Sub-Adviser for such service

2.                                      Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

3.                                      Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a)                                 The Fund’s Articles of Incorporation, as filed with the Secretary of State of the State of Maryland (such Articles of Incorporation, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Articles of Incorporation”);

(b)                                 Bylaws of the Fund (such Bylaws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Bylaws”); and

(c)                                  The SEC Registration Statement for the Fund (the “Registration Statement”)

The Adviser shall furnish the Sub-Adviser with any further documents, materials or information that Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

4.                                      Compensation of the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rates specified in Schedule A, which is attached hereto and made part of this Agreement.  The fee shall be calculated by applying a daily rate, based on the annual percentage rates as specified in Schedule A, to the average daily net assets of the Portfolio and shall be paid to the Sub-Adviser quarterly.  The Sub-Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

5.                                      Limitation of Liability of the Sub-Adviser.

The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Sub-Adviser.

The Sub-Adviser shall not be subject to any liability to the Portfolio or the Adviser for any act, omission, error of judgement or mistake of law or for any loss suffered by the Portfolio, any shareholder of the Portfolio or the Adviser either in connection with performance of the Sub-Adviser’s obligations under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser, except a loss resulting from Sub-Adviser’s breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

The Sub-Adviser shall not be liable to the Adviser, the Portfolio or its shareholders for any action taken or omitted in good faith and reasonable reliance upon: (i) information, directions, instructions or requests, whether oral or written, with respect to a Portfolio made to the Sub-Adviser by a duly authorized officer of the Adviser or the Fund; (ii) the advice of counsel to the Fund; and (iii) any written instruction or certified copy of any resolution of the Fund’s Board of Directors. This provision shall survive termination of this Agreement.

6.                                      Indemnification.

The Sub-Adviser shall indemnify and hold harmless the Adviser, its affiliates, and its controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees) arising from a third-party claim that the Adviser may sustain as a result of (i) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations, duties,  representations or warranties under this Agreement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a prospectus covering the Portfolio’s shares, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein material fact required to be stated therein or necessary to make the statements therein not misleading, provided that such statement or omission was made in reliance upon information furnished to the Adviser, the Fund, or the Portfolio by the Sub-Adviser; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.  For the purposes of this paragraph, the actions or omissions of the Sub-Adviser shall be deemed to include the actions or omissions of its affiliates, controlling persons, and agents.

The Adviser shall indemnify and hold harmless the Sub-Adviser, its affiliates, and its controlling persons (the “Adviser Indemnified Persons”) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees) arising from a third-party claim that the Sub-Adviser may sustain as a result of (i) the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations, duties, representations or warranties hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a prospectus covering the shares of the Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser, the Fund, or the Portfolio by the Sub-Adviser; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder. For the purposes of this paragraph, the actions or omissions of the Adviser shall be deemed to include the actions or omissions of the Fund, the Portfolio, and their respective affiliates, controlling persons, and agents.

In no event shall either party be liable for any consequential, indirect, punitive, or exemplary damages, or for lost profits under any provision of this Agreement, including with respect to a party’s indemnification obligation under this Section 6 of this Agreement.

This provision shall survive termination of this Agreement,

7.                                      Reports.  During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Fund or the public that refer to the Sub-Adviser or its clients in any way prior to the use thereof and not to use such material if the Sub-Adviser reasonably objects to the use thereof in a writing received by the Adviser within five business days (or such other period as may be mutually agreed) after the Sub-Adviser’s receipt thereof.  The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.  The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph.  Sales literature may be furnished to the Sub-Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery.

During the term of this Agreement, the Sub-Adviser agrees to furnish the Adviser at its principal office all sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Fund or the public that refer to the Adviser, its clients or the Fund in any way prior to the use thereof and not to use such material if the Adviser reasonably objects to the use thereof in a writing received by the Sub-Adviser within five business days (or such other period as may be mutually agreed) after the Adviser’s receipt thereof.  The Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Adviser, its clients or the Fund.  The Sub-Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Adviser or its clients in any way are consistent with those materials previously approved by the Adviser as referenced in the first sentence of this paragraph.  Sales literature may be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment, e-mail, or hand delivery.

8.                                      Representations of Sub-Adviser.            Sub-Adviser represents, warrants, and agrees as follows:

(a)                                 The Sub-Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 The Sub-Adviser has adopted a written code of ethics (the “Sub-Adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser with a copy of the Sub-Adviser Code, together with evidence of its adoption.  The Sub-Adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-Adviser Code.  On a quarterly basis, the Sub-Adviser will either: (i) certify to Adviser that the Sub-Adviser and its Access Persons have complied with Sub-Adviser Code with respect to the Fund, or (ii) identify any material violations of the Sub-Adviser Code which have occurred with respect to the Fund.  In addition, the Sub-Adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-Adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-Adviser Code with respect to the Fund and sanctions imposed in response to the material violations and (b) certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-Adviser Code.

(c)                                  The Sub-Adviser has provided the Adviser, and the Adviser acknowledges having received, a description or copy of the Sub-Adviser’s policies and procedures for voting proxies relating to client securities and information concerning how they can obtain information concerning how the Sub-Adviser has voted proxies relating to securities held by the Fund.  The Sub-Adviser shall inform the Adviser of any material changes to such policies and procedures on a monthly basis.

(d)                                 The Sub-Adviser has adopted and implemented written policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act (copies of which have been provided to the Adviser, receipt of which is hereby acknowledged by the Adviser, and which are subject to review and approval by the Adviser and the Board) reasonably designed to prevent violation, by the Sub-Adviser and its supervised persons, at all times of all applicable provisions of the Advisers Act, and any rules and regulations adopted thereunder.  The Sub-Adviser shall inform the Adviser on a monthly basis of any material changes in the written policies and procedures that apply to the services that the Sub-Adviser provides hereunder.

(e)                                  The Sub-Adviser shall manage the Portfolio’s portfolio in compliance with the diversification requirements of (i) Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (ii) Section 851(b)(3) of the Code.

(f)                                   The Sub-Adviser shall be responsible for ensuring compliance, by itself and its supervised persons, with the applicable provisions of the Registration Statement and the Articles and Bylaws of the Fund.

(g)                                  In order that the Board and the Fund’s chief compliance officer may fulfill their obligations under Rule 38a-1 under the 1940 Act (and in addition to, and without limiting, its duties and obligations under other provisions of this Agreement), the Sub-Adviser agrees that (i) the policies and procedures established by the Sub-Adviser for managing the Portfolio, including, but not limited to all policies and procedures designed to ensure compliance with applicable federal and state laws and regulations governing the Sub-Adviser/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Adviser and its authorized representatives, including the Fund’s and the Adviser’s chief compliance officers, not less frequently than annually; (ii) the Fund’s chief compliance officer, and her (or his) agents and representatives, shall have reasonable access to the Sub-Adviser’s officers and employees; and (iii) it will complete and promptly return to the Fund an annual due diligence questionnaire provided by the Fund.

9.                                      Nondisclosure and Confidentiality.

(a)                                 The Sub-Adviser acknowledges it is subject to and will abide by Section 204A of the Advisers Act regarding the misuse of non-public information.

(b)                                 In addition to and without limiting the generality of the foregoing and except as otherwise set forth in this Agreement or required by applicable law, each party will restrict access to the Confidential Information to its, its affiliates’, or the other party’s employees, directors, officers, attorneys, auditors, agents, service providers, consultants, sub-contractors, and advisers who will use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party.  The foregoing shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) required to be disclosed to a regulator in the course of a routine regulatory examination; or (5) required to be disclosed pursuant to a requirement of a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.

(c)                                  For the purposed of this Section 9, “Confidential Information” shall mean any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential.

10.                               Duration and Termination.  This Agreement shall become effective upon its approval and at the time determined by the Fund’s Board of Directors and by the vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that at any time the Adviser shall have obtained exemptive relief from the SEC permitting it to engage a sub-adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the portfolio(s) involved, this Agreement shall become effective upon its approval by the Fund’s Board of Directors at the time specified by the Board.  Any sub-adviser so selected and approved shall be without the protection accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act, until such shareholder approval is obtained.

This Agreement shall continue in effect for a period of one year from the date hereof only so long as continuance is specifically approved at least annually in conformance with the

1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party, or (c) the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Adviser’s agreement with the Fund.  As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

11.                               Governing Law.  This Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflicts of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.                               Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors.

13.                               Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered by hand, transmitted by electronic facsimile or in portable document format (pdf), or mailed by registered, certified or overnight United States mail, postage prepaid, or sent by overnight delivery with a nationally recognized courier, addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	M Financial Investment Advisers, Inc.
M Financial Plaza
1125 NW Couch Street, Suite
Portland, OR 97202
Attn: President

To the Sub-Adviser at:	Dimensional Fund Advisors
6300 Bee Cave Road, Bldg. 1
Austin, TX 78746
Attn: General Counsel

Each such notice, advice or report shall be effective upon receipt or three days after mailing.

14.                               Entire Agreement.  This Agreement, except with respect to any written agreements entered into separately, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.                               1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this INVESTMENT SUB-ADVISORY AGREEMENT to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL INVESTMENT ADVISERS, INC.

/s/ Bridget McNamara-Fenesy
Bridget McNamara-Fenesy
President

DIMENSIONAL FUND ADVISORS LP

By:	Dimensional Holdings Inc., its general partner

By:	/s/ Carolyn O
	Name:	Carolyn O
	Title:	Vice President

Schedule A

to the

Investment Sub-Advisory Agreement

between

M Financial Investment Advisers, Inc.

and

Dimensional Fund Advisors LP

Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an effective annual rate as follows:

Name of Portfolio	Annual Rate of Compensation*

M International Equity Fund	Break Point (assets)	Rate %
	First $100 million	0.32%
	Excess over $100 million	0.27%

*The Sub-adviser shall not receive any sub-advisory fee for its sub-advisory services to the M International Equity Fund with respect to assets of the M International Equity Fund invested in any other mutual fund advised by the Sub-Adviser, nor shall such assets count towards the application of the $100 million breakpoint.  The Sub-Adviser and the Adviser acknowledge that, as a shareholder of any mutual fund advised by the Sub-Adviser, the M International Equity Fund will be subject to the fees of that fund as outlined in such fund’s currently effective registration statement.